Exhibit 4.1

THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS.

GENTA INCORPORATED

Form of Senior Secured Convertible Promissory Note
due September 9, 2021

G Note No. _____	$___________
Dated: September 9, 2011

For value received, GENTA INCORPORATED, a Delaware corporation (the “Maker” or the “Company”), hereby promises to pay to the order of _______________________ (together with its successors and representatives, the “Holder”), in accordance with the terms hereinafter provided, the principal amount of ________________________ ($______________), together with interest thereon.

All payments under or pursuant to this Senior Secured Convertible Promissory Note (this “Note”) shall be made in United States Dollars in immediately available funds to the Holder at the address of the Holder first set forth above or at such other place as the Holder may designate from time to time in writing to the Maker or by wire transfer of funds to the Holder’s account, instructions for which are attached hereto as Exhibit A.  The outstanding principal balance of this Note shall be due and payable on September 9, 2021 (the “Maturity Date”) or at such earlier time as provided herein.

ARTICLE 1

1.1   Purchase Agreement. This Note has been executed and delivered pursuant to the Securities Purchase Agreement, dated as of September 2, 2011 (as the same may be amended from time to time, the “Purchase Agreement”), by and among the Maker and the purchasers listed on Exhibit A thereto.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Purchase Agreement.  This Note is one of the G Notes issued by the Maker pursuant to the Purchase Agreement.  Pursuant to the Purchase Agreement, the Maker is also issuing other G Notes and Senior Secured Cash Collateralized Convertible Notes (the “H Notes”, and together with the G Notes, the “Closing Notes”) and, upon exercise of the Debt Warrants issued pursuant to the Purchase Agreement, additional G Notes (the “Conversion Notes”).  Collectively, the Closing Notes and the Conversion Notes other than this Note are referred to herein as the “Other Notes”, and the Other Notes and this Note, as well as additional notes issued thereon as payment in kind, are referred to herein as the “Notes”.  The Purchasers of the Notes under the Purchase Agreement other than the Holder are referred to herein as the “Other Holders” and the Other Holders and the Holder are collectively referred to herein as the “Holders”.

1.2           Interest. Beginning on the issuance date of this Note (the “Issuance Date”), the outstanding principal balance of this Note shall bear interest, in arrears, accruing from the date of issuance at a rate per annum equal to twelve percent (12.00%), payable semi-annually on September 9 and March 9 of each year (each, an “Interest Payment Date”), with the first interest payment due March 9, 2012, or earlier upon conversion or redemption of this Note.  Interest shall be paid through the issuance of separate G Notes to the Holder in the principal amount equal to the accrued interest as of the applicable Interest Payment Date or date of such earlier conversion or redemption of this Note.  Interest shall be computed on the basis of a 360-day year of twelve (12) thirty (30) day months and shall accrue commencing on the Issuance Date.  Furthermore, upon the occurrence of an Event of Default (as defined in Section 2.1 hereof), the Maker will pay interest to the Holder in additional G Notes or cash (as determined by the Holder), payable on demand, on the outstanding principal balance of and unpaid interest on the Note from the date of the Event of Default until such Event of Default is cured at the rate of the lesser of twenty percent (20%) and the maximum applicable legal rate per annum.

1.3   Payment of Principal.

(a)  The principal amount hereof and all accrued and unpaid interest hereon shall be paid in full in cash on the Maturity Date or, if earlier, upon acceleration or redemption of this Note in accordance with the terms herein.

(b)  Other than as specifically provided herein, the Company may not prepay any portion of the outstanding principal or accrued and unpaid interest due under this Note.

(c)   The Maker shall have the obligation, upon the written notice of the Holder of this Note, to redeem all or any portion of this Note by paying to the Holder, within ten (10) calendar days from the date such notice is sent, in cash, the portion of the then-outstanding principal amount of this Note, plus accrued and unpaid interest through the date of such redemption, as specified in the notice (the “Put Option”).  Any such notice shall be effective only if delivered to the Maker on or after September 9, 2012.

1.4   Payment on Non-Trading Days. Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due on the next succeeding Trading Day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

1.5   Transfer. This Note may be transferred or sold, subject to the provisions of Section 5.8 of this Note, or pledged, hypothecated or otherwise granted as security by the Holder.

1.6   Replacement. Upon receipt of a duly executed, notarized and unsecured written statement from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof) and a standard indemnity, or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Maker shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

1.7   Use of Proceeds. The Maker shall use the proceeds of this Note as set forth in the Purchase Agreement.

1.8   Senior Status of Note.  The obligations of the Maker under the G Notes shall be senior to the 15% Senior Secured Convertible Promissory Notes issued by the Maker pursuant to that certain Securities Purchase Agreement dated as of June 5, 2008 (the “June 2008 Notes”), the 8% Senior Secured Convertible Promissory Notes issued by the Maker pursuant to that certain Securities Purchase Agreement dated as of April 2, 2009 (the “April 2009 Notes”), the 8% Unsecured Subordinated Convertible Promissory Notes due September 4, 2011, as amended (the “September 2009 Notes”), the 12% Senior Unsecured Convertible Promissory B Notes issued pursuant to that certain Securities Purchase Agreement dated as of March 5, 2010 (the “March 2010 Purchase Agreement” (the “B Notes”)), the 12% Senior Unsecured Convertible Promissory C Notes issued pursuant to the March 2010 Purchase Agreement (the “C Notes”), the 12% Senior Secured Convertible Promissory D Notes issued pursuant to the March 2010 Purchase Agreement (the “D Notes”) and the 12% Senior Unsecured Convertible Promissory E Notes issued pursuant to the March 2010 Purchase Agreement (the “E Notes” and together with the B Notes, C Notes and D Notes, the “2010 Notes”) (the June 2008 Notes, April 2009 Notes, September 2009 Notes and 2010 Notes, collectively, the “Prior Notes”), and to all other existing indebtedness and equity of the Company. The obligations of the Maker under the G Notes shall be pari-passu with the obligations of the Maker under the H Notes.  Upon any Liquidation Event, the Holder will be entitled to receive, before any distribution or payment is made upon, or set apart with respect to, any Indebtedness of the Maker or any class of capital stock of the Maker, an amount equal to the principal amount plus all accrued and unpaid interest thereon. For purposes of this Note, “Liquidation Event” means a liquidation pursuant to a filing of a petition for bankruptcy under applicable law or any other insolvency or debtor’s relief, an assignment for the benefit of creditors, or a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Maker.

1.9   Secured Note.  The full amount of this Note is secured by the Collateral identified and described as security therefor in the Security Agreement dated as of September 2, 2011 (the “Security Agreement”) by and between the Maker and Tang Capital Partners, LP, as agent (“Agent”) for the benefit of the Purchasers set forth in the Purchase Agreement.  The Holder irrevocably authorizes the Agent to release its lien upon any of the Collateral that is sold, leased, transferred or otherwise disposed of in connection with a transaction permitted pursaunt to Section 4.1(e) hereof; provided, that (i) the Agent shall not be required to execute any document evidencing the release of such lien on terms which, in its reasonable opinion, would expose the Agent to liability or create any obligation or entail any adverse consequence (other than the release of such lien) without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair any liens (other than those expressly being released) upon the assets retained by the Maker or any other Grantor (as defined in the Security Agreement), including without limitation the proceeds of such sale, lease, transfer or disposition, all of which shall continue to constitute part of the Collateral.

ARTICLE 2

2.1   Events of Default. The occurrence of any of the following events shall be an “Event of Default” under this Note:

(a)  any default in the payment of (1) the principal amount hereunder or under any Other Note when due; or (2) interest on, or liquidated damages in respect of, this Note or any Other Note, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise); or

(b)  the Maker shall fail to observe or perform any other covenant, condition or agreement contained in this Note or any Other Note which failure is not cured, if possible to cure, within three (3) Trading Days after notice of such default sent by the Holder or by any Other Holder; or

(c)  the failure of the Common Stock to be listed on a Trading Market for a period of twenty (20) consecutive Trading Days; or

(d)  the Maker’s notice to the Holder, including by way of public announcement, at any time, of its inability to comply (including for any of the reasons described in Section 3.6(a) hereof) or its intention not to comply with proper requests for conversion of this Note into shares of Common Stock; or

(e)  the Maker shall fail to (i) timely deliver the shares of Common Stock as and when required herein; or (ii) make the payment of any fees and/or liquidated damages under this Note, the Purchase Agreement or the other Transaction Documents, which failure is not remedied within three (3) Trading Days after the incurrence thereof; or

(f)  default shall be made in the performance or observance of any material covenant, condition or agreement contained in the Purchase Agreement or any other Transaction Document that is not covered by any other provisions of this Section 2.1 and such default is not fully cured within seven (7) Trading Days after the Maker receives notice from the Holder of the occurrence thereof; or

(g)  at any time following the consummation of the Reverse Split Maker shall fail to have a sufficient number of shares of Common Stock authorized, reserved and available for issuance to satisfy the potential conversion in full (disregarding for this purpose any and all limitations of any kind on such conversion) of this Note and each Other Note (including the Notes issuable in payment of interest on all outstanding Notes and the Notes issuable upon exercise of the Debt Warrants); or

(h)  any representation or warranty made by the Maker or any of its Subsidiaries herein or in the Purchase Agreement, the Notes or any other Transaction Document shall prove to have been false or incorrect or breached in a material respect on the date as of which made; or

(i)  the Maker shall, or shall announce an intention to pursue or consummate a Change of Control (as defined below), or a Change of Control shall be consummated, or Maker shall negotiate, propose or enter into any agreement, understanding or arrangement with respect to any Change of Control.  A “Change of Control” shall mean:

(i)  the consolidation, merger or other business combination of the Maker with or into another Person (other than (A) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Maker or (B) a consolidation, merger or other business combination in which holders of the Maker’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities); or

(ii)  the sale, transfer disposition or exclusive license of more than fifty percent (50%) of the Maker’s intellectual property or assets (based on the fair market value as determined in good faith by the Holders) other than inventory in the ordinary course of business in one or a related series of transactions, except for any such transaction described in this clause (ii) that has been approved in writing by the Requisite Purchasers; or

(iii)  closing of a purchase, tender or exchange offer made to the holders of more than fifty percent (50%) of the outstanding shares of Common Stock in which more than fifty percent (50%) of the outstanding shares of Common Stock were tendered and accepted; or

(j)  the Maker or any of its Subsidiaries shall (A) default in any payment of any amount or amounts of principal of or interest on any Indebtedness (other than the Indebtedness hereunder or under the Other Notes) after any applicable cure period, the aggregate principal amount of which Indebtedness is in excess of $250,000; or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness to cause with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or

(k)  the Maker or any of its Subsidiaries shall: (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets; (ii) make a general assignment for the benefit of its creditors; (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic); (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally; (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic); (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same; or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

(l)  a proceeding or case shall be commenced in respect of the Maker or any of its Subsidiaries, without its application or consent, in any court of competent jurisdiction, seeking: (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts; (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Maker or any of its Subsidiaries; or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of thirty (30) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Maker or any of its Subsidiaries or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Maker or any of its Subsidiaries and shall continue undismissed, or unstayed and in effect for a period of sixty (60) days; or

(m)  the failure of the Maker to instruct its transfer agent to remove any legends from shares of Common Stock and issue such unlegended certificates to the Holder within three (3) Trading Days of the Holder’s request so long as the Holder has provided reasonable assurances to the Maker that such shares of Common Stock can be sold pursuant to Rule 144; or

(n)  the occurrence of an Event of Default under any of the Other Notes or any of the Prior Notes; or

(o)  the Maker deregisters its shares of Common Stock and as a result such shares of Common Stock are no longer publicly traded; or

(p)  the Maker consummates a “going private” transaction and as a result the Common Stock is no longer registered under Sections 12(b) or 12(g) of the Exchange Act; or

(q)  there shall be any SEC or judicial stop trade order or trading suspension stop-order or any restriction in place with the transfer agent for the Common Stock restricting the trading of such Common Stock; or

(r)  the occurrence of a Material Adverse Effect in respect of the Maker or any of its Subsidiaries taken as a whole; or

(s)  the Maker shall, as payment of interest hereon, issue invalid Notes.

2.2   Remedies Upon An Event of Default.  Upon the occurrence of any Event of Default, the Maker shall, as promptly as possible but in any event within one (1) Trading Day of the occurrence of such Event of Default, notify the Holder of the occurrence of such Event of Default, describing the event or factual situation giving rise to the Event of Default and specifying the relevant subsection or subsections of Section 2.1 hereof under which such Event of Default has occurred.  If an Event of Default shall have occurred and shall be continuing, the Agent, at any time prior to the full release of the security interest in the Collateral, and thereafter, the Holder of this Note, may at any time at its option declare the entire unpaid principal balance of this Note, together with all interest accrued hereon, due and payable, and thereupon, the same shall be accelerated and so due and payable, without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Maker; provided, however, that upon the occurrence of an Event of Default described above, the Agent, at any time prior to the full release of the security interest in the Collateral, and thereafter, the Holder, in each case in its sole and absolute discretion, may: (a) demand the redemption of this Note pursuant to Section 3.5(a) hereof; (b) demand that the principal amount of this Note then outstanding and all accrued and unpaid interest thereon shall be converted into shares of Common Stock at the Conversion Price per share on the Trading Day immediately preceding the date the Holder demands conversion pursuant to this clause; or (c) exercise or otherwise enforce any one or more of the Holder’s rights, powers, privileges, remedies and interests under this Note, the Purchase Agreement, the other Transaction Documents or applicable law.  No course of delay on the part of the Agent or Holder shall operate as a waiver thereof or otherwise prejudice the rights of the Agent or Holder.  No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.  Prior to the full release of the security interest in the Collateral, all payments received by Holder in respect of the Collateral shall be received in trust on behalf of the Agent for the benefit of all Holders of G Notes and H Notes, as applicable, shall be segregated from other funds of Holder, and shall be forthwith paid over to the Agent in the same form as so received (with any necessary endorsement).

ARTICLE 3

3.1   Conversion.

(a)  Voluntary Conversion.  At any time and from time to time on or after the date that is six (6) months following the Issuance Date, subject to Section 3.1(c) hereof, this Note shall be convertible (in whole or in part), at the option of the Holder, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (x) that portion of the outstanding principal balance and accrued and unpaid interest on the portion of the outstanding principal balance that the Holder elects to convert by (y) the Conversion Price (as defined in Section 3.1(d) hereof) then in effect on the date on which the Holder faxes a notice of conversion (the “Conversion Notice”), duly executed, to the Maker (facsimile number (908) 286-3966, Attn.: Raymond P. Warrell, Jr., M.D.) (the “Voluntary Conversion Date”). The Holder shall deliver this Note to the Maker at the address designated in the Purchase Agreement at such time that this Note is fully converted. With respect to partial conversions of this Note, the Maker shall keep written records of the amount of this Note converted as of each Conversion Date.

(b)  [INTENTIONALLY OMITTED]

(c)  Conversion Limitations.   This Note shall only be convertible by the Holder on any day to the extent that such conversion does not exceed the Conversion Cap during the Limitation Period, as described below.  “Limitation Period” shall mean the period of time commencing on the Closing Date, and ending the date that is the earlier of (i) thirty (30) days prior to the Maturity Date and (ii) the date the Company enters into any agreement with respect to any capital raising transaction or offer to sell to, issue to or exchange with (or make any other type of distribution to) any third party or parties, without obtaining written approval by holders of more than two-thirds in principal amount of the Notes, including any Notes that have been issued by way of payment of interest in kind and the Notes issuable upon exercise of the Debt Warrants: (x) Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, including convertible debt securities, or (y) any instrument representing liabilities for borrowed money. During the Limitation Period, the Holder hereby agrees that such Holder will not convert this Note on any day of a Monday through Sunday calendar week (each a “Conversion Week”) to the extent that, together with all prior conversions under the Outstanding Notes (without the 5X Adjustment) during such Conversion Week, if any, the total principal amount of the Outstanding Notes (without the 5X Adjustment) that has been converted during such Conversion Week (rounded to the nearest $0.01) exceeds the product of (x) the outstanding principal amount of the Outstanding Notes, multiplied by (y) the Conversion Cap for such calendar week. In determining the “Conversion Cap” for any Conversion Week, if the quotient of (A) the VWCP (as adjusted to reflect any stock splits, stock dividends or similar recapitalizations occurring on or before the Conversion Date) for the three (3) Trading Days during the previous Monday through Sunday calendar week ending on the first Trading Day prior to the applicable Conversion Week, divided by (B) the applicable Conversion Price of this Note on the first Trading Day of such Conversion Week is: (1) less than one, then the Conversion Cap shall be 0%; (2) greater than or equal to one and less than two, then the Conversion Cap shall be 0.05%; (3) greater than or equal to two and less than three, then the Conversion Cap shall be 0.10%; (4) greater than or equal to three and less than four, then the Conversion Cap shall be 0.19%; (5) greater than or equal to four and less than five, then the Conversion Cap shall be 0.28%; (6) greater than or equal to five and less than six, then the Conversion Cap shall be 0.37%; (7) greater than or equal to six and less than seven, then the Conversion Cap shall be 0.46%; (8) greater than or equal to seven and less than eight, then the Conversion Cap shall be 0.55%; (9) greater than or equal to eight and less than nine, then the Conversion Cap shall be 0.64%; (10) greater than or equal to nine and less than ten, then the Conversion Cap shall be 0.73%; (11) greater than or equal to ten and less than eleven, then the Conversion Cap shall be 0.82%; (12) greater than or equal to eleven and less than twelve, then the Conversion Cap shall be 1.00%; (13) greater than or equal to twelve and less than thirteen, then the Conversion Cap shall be 1.50%; (14) greater than or equal to thirteen and less than fourteen, then the Conversion Cap shall be 2.00%; (15) greater than or equal to fourteen and less than fifteen, then the Conversion Cap shall be 2.50%; (16) greater than or equal to fifteen and less than sixteen, then the Conversion Cap shall be 3.00%; (17) greater than or equal to sixteen and less than seventeen, then the Conversion Cap shall be 3.50%; (18) greater than or equal to seventeen and less than eighteen, then the Conversion Cap shall be 4.00%; (19) greater than or equal to eighteen and less than nineteen, then the Conversion Cap shall be 4.50%; (20) greater than or equal to nineteen and less than twenty, then the Conversion Cap shall be 5.00%; or (21) greater than or equal to twenty, then the Conversion Cap shall be 5.50%. For purposes of this calculation, “Outstanding Notes” means all of the outstanding principal and interest due under the Company’s convertible promissory notes held by the Holder as of the date of execution of the Securities Purchase Agreement, and assuming that the Holder then holds the securities issuable pursuant to the Securities Purchase Agreement, provided that the outstanding balance (principal and accrued interest) due under the G Notes and H Notes to be issued shall, solely for this purpose, equal the sum of: (A) five times the actual principal and interest amount due under such Notes, including Notes that have been issued by way of payment of interest in kind, plus (B) five times the amount of principal of Notes potentially issuable upon exercise of the Debt Warrants (for clarity, even if the Debt Warrants have not been exercised, the underlying Conversion Notes will still be considered Notes for this purpose) (items (A) and (B) of this sentence shall be referred to as the “5X Adjustment”).  By way of example only: (A) if the Holder is to purchase $1 million principal amount of Closing Notes upon Closing of the Securities Purchase Agreement and holds $1 million principal amount of Prior Notes, then that Holder’s total outstanding principal of Outstanding Notes would be equal to $11 million (i.e., five times $1 million principal amount of the Closing Notes (to be issued) plus five times the $1 million of principal amount of Conversion Notes underlying the Debt Warrants (to be issued), plus $1 million principal amount of Prior Notes); and if the VWCP is then ten times the Conversion Price, then the Holder would be permitted to convert in that Conversion Week up to $90,200 principal amount of such holders notes (i.e., 0.82% times $11,000,000); and (B) if the Holder purchases $0 principal amount of Closing Notes upon the Closing of the Securities Purchase Agreement and holds $2 million principal amount of Prior Notes, then that Holder’s total outstanding principal of Outstanding Notes would be equal to $2 million (i.e., five times $0 principal amount of the Closing Notes, plus five times $0 principal amount of Conversion Notes underlying the Debt Warrants, plus $2 million principal amount of Prior Notes); and if the VWCP is then ten times the Conversion Price, then the Holder would be permitted to convert in that Conversion Week up to $16,400 of such holders notes (i.e., 0.82% times $2,000,000).

(d)  Conversion Price.  The “Conversion Price”1 means the price obtained by dividing $1,000 by [   ], and shall be subject to adjustment  as provided below.

3.2   Mechanics of Conversion.

(a)  Not later than three (3) Trading Days after any Conversion Date (the “Delivery Date”), the Maker or its designated transfer agent, as applicable, shall issue and deliver to the Depository Trust Company (“DTC”) account on the Holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of the Holder or its designee, the number of shares of Common Stock to which the Holder is entitled, free from any restrictive legend.  If in the case of any Conversion Notice such shares are not delivered to or as directed by the applicable Holder by the Delivery Date, the Holder shall be entitled by written notice to the Maker at any time on or before its receipt of such shares, to rescind such conversion, in which event the Maker shall immediately return this Note tendered for conversion, whereupon the Maker and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation, except that any amounts described in Sections 3.2(b) and (c) hereof shall be payable through the date notice of rescission is given to the Maker.

(b)  The Maker understands that a delay in the delivery of the shares of Common Stock upon conversion of this Note beyond the Delivery Date could result in economic loss to the Holder.  If the Maker fails to deliver to the Holder such shares via DWAC by the Delivery Date, the Maker shall pay to such Holder, in cash, an amount per Trading Day for each Trading Day until such shares are delivered via DWAC, together with interest on such amount at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full, equal to the greater of (A) (i) 1% of the aggregate principal amount of the Notes requested to be converted for each of the first five (5) Trading Days after the Delivery Date and (ii) 2% of the aggregate principal amount of the Notes requested to be converted for each Trading Day thereafter and (B) $2,000 per day (which amount shall be paid as liquidated damages and not as a penalty).  Nothing herein shall limit a Holder’s right to pursue actual damages for the Maker’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).  Notwithstanding anything to the contrary contained herein, the Holder shall be entitled to withdraw a Conversion Notice, and upon such withdrawal the Maker shall only be obligated to pay the liquidated damages accrued in accordance with this Section 3.2(b) through the date the Conversion Notice is withdrawn.

1 Conversion price to be equal to 10% of closing stock price on signing date.

(c)  In addition to any other rights available to the Holder, if the Maker fails to cause its transfer agent to transmit via DWAC the shares of Common Stock issuable upon conversion of this Note on or before the Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon conversion of this Note which the Holder anticipated receiving upon such exercise (a “Buy-In” ), then the Maker shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of this Note that the Maker was required to deliver to the Holder in connection with such conversion times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Note and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Maker timely complied with its conversion and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Maker shall be required to pay the Holder $1,000. The Holder shall provide the Maker written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Maker.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Maker’s failure to timely deliver shares of Common Stock upon conversion of this Note as required pursuant to the terms herein.

3.3           Ownership Cap.  Notwithstanding anything to the contrary set forth in Section 3 of this Note: (i) at no time may the Company issue to Holder shares of Common Stock, and (ii) at no time may the Holder convert any portion of this Note into shares of Common Stock, if the number of shares of Common Stock to be issued pursuant to such issuance or conversion would exceed, when aggregated with all other shares of Common Stock owned by the Holder at such time and all shares of Common Stock that the Holder is then the beneficial owner of (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder), the number of shares of Common Stock that would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 9.999% of the then issued and outstanding shares of Common Stock.

3.4   Adjustment of Conversion Price.

(a)  Until the Note has been paid in full or converted in full, the Conversion Price shall be subject to adjustment from time to time as follows (but shall not be increased, other than pursuant to Section 3.4(a)(i) hereof):

(i)  Adjustments for Stock Splits and Combinations.  If the Maker shall at any time or from time to time after the Closing Date (but whether before or after the Issuance Date) effect a split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased.  If the Maker shall at any time or from time to time after the Closing Date (but whether before or after the Issuance Date), combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased.  Any adjustments under this Section 3.4(a)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii)  Adjustments for Certain Dividends and Distributions.  If the Maker shall at any time or from time to time after the Closing Date (but whether before or after the Issuance Date) make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(1)  the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2)  the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii)  Adjustment for Other Dividends and Distributions.  If the Maker shall at any time or from time to time after the Closing Date (but whether before or after the Issuance Date) make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder of this Note shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Maker or other issuer (as applicable) or other property that it would have received had this Note been converted into Common Stock in full (without regard to any conversion limitations herein) on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period) or assets, giving application to all adjustments called for during such period under this Section 3.4(a)(iii) with respect to the rights of the holders of this Note and the Other Notes; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(iv)  Adjustments for Reclassification, Exchange or Substitution.  If the Common Stock at any time or from time to time after the Closing Date (but whether before or after the Issuance Date) shall be changed to the same or different number of shares or other securities of any class or classes of stock or other property, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 3.4(a)(i), (ii) and (iii) hereof, or a reorganization, merger, consolidation, or sale of assets provided for in Section 3.4(a)(v) hereof), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder shall have the right thereafter to convert this Note into the kind and amount of shares of stock or other securities or other property receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Note might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v)  Adjustments for Issuance of Additional Shares of Common Stock.  In the event the Maker shall at any time or from time to time after the Closing Date (but whether before or after the Issuance Date) issue or sell any additional shares of Common Stock  (“Additional Shares of Common Stock”) (otherwise than as provided in the foregoing subsections (i) through (iv) of this Section 3.4(a) or pursuant to Common Stock Equivalents (hereafter defined) granted or issued prior to the Closing Date), at an effective price per share less than the Conversion Price then in effect or without consideration, then the Conversion Price upon each such issuance shall be reduced to a price equal to the consideration per share paid for such Additional Shares of Common Stock.  For purposes of clarification, the amount of consideration received for such Additional Shares of Common Stock shall not include the value of any additional securities or other rights received in connection with such issuance of Additional Shares of Common Stock (i.e. warrants, rights of first refusal or other similar rights).

(vi)  Issuance, Amendment or Adjustment of Common Stock Equivalents.  If (A) the Maker, at any time after the Closing Date (but whether before or after the Issuance Date), shall issue any securities convertible into or exercisable or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), other than the Notes and the Other Notes, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities (collectively with the Convertible Securities the “Common Stock Equivalents”) and the price per share for which shares of Common Stock may be issuable pursuant to any such Common Stock Equivalent shall be less than the applicable Conversion Price then in effect, or (B) the price per share for which shares of Common Stock may be issuable under any Common Stock Equivalents is amended or adjusted, pursuant to the terms of such Common Stock Equivalents or otherwise, and such price as so amended or adjusted shall be less than the applicable Conversion Price in effect at the time of such amendment or adjustment, then, in each such case (A) or (B), the applicable Conversion Price upon each such issuance or amendment or adjustment shall be adjusted as provided in subsection (vi) of this Section 3.4(a) as if the maximum number of shares of Common Stock issuable upon conversion, exercise or exchange of such Common Stock Equivalents had been issued on the date of such issuance or amendment or adjustment.

(vii)     Consideration for Stock.  In case any shares of Common Stock or any Common Stock Equivalents shall be issued or sold:

(1)   in connection with any merger or consolidation in which the Maker is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Maker shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefor shall be, deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Maker and approved by the Requisite Purchasers, of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or

(2)       in the event of any consolidation or merger of the Maker in which the Maker is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Maker shall be changed into or exchanged for the stock or other securities of another corporation or other property, or in the event of any sale of all or substantially all of the assets of the Maker for stock or other securities or other property of any corporation, the Maker shall be deemed to have issued shares of its Common Stock, at a price per share equal to the valuation of the Maker’s Common Stock based on the actual exchange ratio on which the transaction was predicated, as applicable, and the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Notes, the determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Notes immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Notes. In the event Common Stock is issued with other shares or securities or other assets of the Maker for consideration which covers both, the consideration computed as provided in this Section 3.4(a)(viii) shall be allocated among such securities and assets as determined in good faith by the Board of Directors of the Maker, and approved by the Requisite Purchasers.

(viii) Adjustment for First 3-Day VWCP.  If ten percent (10%) of the VWCP for the three (3) consecutive Trading Day period (the “First 3-Day VWCP”) ending on the last Trading Day prior to the Saturday following the date that is two (2) weeks after the effective date of the Reverse Split (the “First Adjustment Date”) is less than the Conversion Price for the Notes then in effect (as adjusted for the Reverse Split and any other stock splits, combinations, recapitalizations or the like), then the Conversion Price shall be reduced to a price equal to ten percent (10%) of the First 3-Day VWCP.  The Maker hereby agrees that it will not issue any press releases or file any periodic reports on Form 8-K under the Exchange Act, except where required by law, during the period of time in which the First 3-Day VWCP is being calculated.

(ix)  Adjustment for Second 3-Day VWCP.  If ten percent (10%) of the VWCP for the three (3) consecutive Trading Day period (the “Second 3-Day VWCP”) ending on the last Trading Day prior to the Saturday following the date that is eight (8) weeks after the First Adjustment Date (the “Second Adjustment Date”) is less than the Conversion Price for the Notes then in effect (as adjusted for the Reverse Split and any other stock splits, combinations, recapitalizations or the like), then the Conversion Price shall be reduced to a price equal to ten percent (10%) of the Second 3-Day VWCP. The Maker hereby agrees that it will not issue any press releases or file any periodic reports on Form 8-K under the Exchange Act, except where required by law, during the period of time in which the Second 3-Day VWCP is being calculated.

(x)  Adjustment for Third 3-Day VWCP.   If ten percent (10%) of the VWCP for the three (3) consecutive Trading Day period (the “Third 3-Day VWCP”) ending on the last Trading Day prior to the Saturday following the date that is six (6) months after the Closing Date (the “Third Adjustment Date”, and, together with the First Adjustment Date and the Second Adjustment Date, the “VWCP Adjustment Dates”) is less than the Conversion Price for the Notes then in effect (as adjusted for the Reverse Split and any other stock splits, combinations, recapitalizations or the like), then the Conversion Price shall be reduced to a price equal to ten percent (10%) of the Third 3-Day VWCP.  The Maker hereby agrees that it will not issue any press releases or file any periodic reports on Form 8-K under the Exchange Act, except where required by law, during the period of time in which the Third 3-Day VWCP is being calculated.

(b)  Record Date. In case the Maker shall take record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(c)  [Intentionally Omitted]

(d)  No Impairment. The Maker shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Maker, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3.5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder against impairment. In the event a Holder shall elect to convert any Notes as provided herein, the Maker cannot refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, violation of an agreement to which such Holder is a party or for any reason whatsoever, unless, an injunction from a court, or notice, restraining and or adjoining conversion of all or of said Notes shall have issued and the Maker posts a surety bond for the benefit of such Holder in an amount equal to one hundred fifty percent (150%) of the amount of the Notes the Holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder (as liquidated damages) in the event it obtains judgment.

(e)  Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of this Note pursuant to this Section 3.4, the Maker at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Maker shall, upon written request of the Holder, at any time, furnish or cause to be furnished to the Holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of this Note. Notwithstanding the foregoing, the Maker shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent (1%) of such adjusted amount.

(f)  Issue Taxes. The Maker shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of this Note pursuant thereto; provided, however, that the Maker shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Holder in connection with any such conversion.

(g)  Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Maker shall pay cash equal to the product of such fraction multiplied by the VWCP for the five (5) consecutive Trading Day period immediately preceding, but not including, the Conversion Date.

(h)  Reservation of Common Stock.  The Maker shall at all times after the date that is one day prior to the first day on which the First 3-Day VWCP is being calculated and while this Note shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of this Note and all interest accrued thereon (disregarding for this purpose any and all limitations of any kind on such conversion).  The Maker shall, from time to time in accordance with the Delaware General Corporation Law, increase the authorized number of shares of Common Stock or take other effective action if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Maker’s obligations under this Section 3.4(h).

(i)  Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of this Note or any interest accrued thereon require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Maker shall, at its sole cost and expense, in good faith and as expeditiously as possible, secure such registration, listing or approval, as the case may be.

(j)  Effect of Events Prior to the Issuance Date.  If the Issuance Date of this Note is after the Closing Date, then, if the Conversion Price or any other right of the Holder of this Note would have been adjusted or modified by operation of any provision of this Note had this Note been issued on the Closing Date, such adjustment or modification shall be deemed to apply to this Note as of the Issuance Date as if this Note had been issued on the Closing Date.

3.5   Prepayment.

(a)  Prepayment Upon an Event of Default.  Notwithstanding anything to the contrary contained herein, upon the occurrence of an Event of Default, the Agent, at any time prior to the full release of the security interest in the Collateral, and thereafter, the Holder, shall have the right, at the Holder’s option to require the Maker to prepay all or a portion of this Note in cash at a price equal to the sum of (i) the greater of (A) one hundred percent (100%) of the aggregate principal amount of this Note plus all accrued and unpaid interest and (B) (I) the aggregate principal amount of this Note plus all accrued but unpaid interest hereon, divided by (II) the Conversion Price on (x) the date the Prepayment Price (as defined below) is demanded or otherwise due or (y) the date the Prepayment Price is paid in full, whichever is less, multiplied by (III) the Daily Closing Price on (1) the date the Prepayment Price is demanded or otherwise due, or (2) the date the Prepayment Price is paid in full, or (3) the date immediately prior to the occurrence of such Event of Default, whichever is greatest, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of this Note and the other Transaction Documents (the “Prepayment Price”).

(b)  Mechanics of Prepayment at Option of Holder in Connection with a Change of Control.  No sooner than fifteen (15) days prior to nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Maker shall deliver written notice thereof via facsimile and overnight courier (“Notice of Change of Control”) to the Holder of this Note and to each Other Holder of the Other Notes.  At any time after receipt of a Notice of Change of Control (or, in the event a Notice of Change of Control is not delivered at least ten (10) days prior to a Change of Control, at any time within ten (10) days prior to a Change of Control), any holder of the Notes then outstanding may require the Maker to prepay, effective immediately prior to the consummation of such Change of Control, all of the holder’s Notes then outstanding by delivering written notice thereof via facsimile and overnight courier (“Notice of Prepayment at Option of Holder Upon Change of Control”) to the Maker, which Notice of Prepayment at Option of Holder Upon Change of Control shall indicate (i) the principal amount of the Notes that such holder is electing to have prepaid and (ii) the applicable Prepayment Price, as calculated pursuant to Section 3.5(a) above. In the event the Maker receives a Notice of Prepayment at Option of Holder Upon Change of Control from more than one Holder of the Notes and the Maker can prepay some, but not all, of the Notes pursuant to this Section 3.5, the Maker shall prepay from each Holder of the Notes electing to have its Notes prepaid at such time an amount equal to such Holder’s pro-rata amount (based on the principal amount of the Notes held by such Holder relative to the principal amount of the Notes outstanding) of all the Notes being prepaid at such time.

(c)      Mechanics of Prepayment at Option of Holder Upon Other Event of Default.  Within one (1) Trading Day after the occurrence of an Event of Default other than a Change of Control, the Maker shall deliver written notice thereof via facsimile and overnight courier (“Notice of Event of Default”) to each Holder of the Notes. At any time after the earlier of a Holder’s receipt of a Notice of Event of Default and such Holder becoming aware of an Event of Default, any Holder of this Note may require the Maker to prepay all (but not less than all) of the Notes held by such Holder by delivering written notice thereof via facsimile and overnight courier (“Notice of Prepayment at Option of Holder Upon Event of Default”) to the Maker, which Notice of Prepayment at Option of Holder Upon Event of Default shall indicate the applicable Prepayment Price, as calculated pursuant to Section 3.5(a) above. In the event the Maker receives a Notice of Prepayment at Option of Holder Upon Event of Default from more than one Holder of the Notes and the Maker can prepay some, but not all, of the Notes pursuant to this Section 3.5, the Maker shall prepay from each Holder of the Notes electing to have its Notes prepaid at such time an amount equal to such Holder’s pro-rata amount (based on the principal amount of the Notes held by such Holder relative to the principal amount of the Notes outstanding) of all the Notes being prepaid at such time.

(d)  Payment of Prepayment Price. Upon the Maker’s receipt of a Notice(s) of Prepayment at Option of Holder Upon Event of Default or a Notice(s) of Prepayment at Option of Holder Upon Change of Control from any Holder of the Notes, the Maker shall immediately notify each holder of the Notes by facsimile of the Maker’s receipt of such Notice(s) of Prepayment at Option of Holder Upon Event of Default or Notice(s) of Prepayment at Option of Holder Upon Change of Control and each holder which has sent such a notice shall promptly submit to the Maker such holder’s original Notes that are to be prepaid. The Maker shall deliver the applicable Prepayment Price, in the case of a prepayment pursuant to Section 3.5(c) hereof, to such holder within five (5) Trading Days after the Maker’s receipt of a Notice of Prepayment at Option of Holder Upon Event of Default and, in the case of a prepayment pursuant to Section 3.5(b) hereof, the Maker shall deliver the applicable Prepayment Price immediately prior to the consummation of the Change of Control; provided that a holder’s original Note shall have been so delivered to the Maker; provided further that if the Maker is unable to prepay all of the Notes to be prepaid, the Maker shall prepay an amount from each holder of the Notes being prepaid equal to such holder’s pro-rata amount (based on the number of Notes held by such holder relative to the number of Notes outstanding) of all Notes being prepaid.  If the Maker shall fail to prepay all of the Notes submitted for prepayment (including as a result of a dispute as to the calculation of the Prepayment Price), in addition to any remedy such holder of the Notes may have under this Note and the Purchase Agreement, the applicable Prepayment Price payable in respect of such Notes not prepaid shall bear interest at the rate of two percent (2%) per month (prorated for partial months) until paid in full. Until the Maker pays such unpaid applicable Prepayment Price in full to a holder of the Notes submitted for prepayment, such holder shall have the option to, in lieu of prepayment, require the Maker to promptly return to such holder(s) all of the Notes that were submitted for prepayment by such holder(s) under this Section 3.5 and for which the applicable Prepayment Price has not been paid, by sending written notice thereof to the Maker via facsimile (the “Void Optional Prepayment Notice”).  Maker shall promptly send a copy of such Void Optional Prepayment Notice to each of the Other Holders. Upon the Maker’s receipt of such Void Optional Prepayment Notice(s) and prior to payment of the full applicable Prepayment Price to such holder, (i) the Notice(s) of Prepayment at Option of Holder Upon Event of Default or the Notice(s) of Prepayment at Option of Holder Upon Change of Control, as the case may be, shall be null and void with respect to those Notes submitted for prepayment and for which the applicable Prepayment Price has not been paid; (ii) the Maker shall immediately return any Notes submitted to the Maker by each holder for prepayment under this Section 3.5(d) and for which the applicable Prepayment Price has not been paid; and (iii) the Conversion Price of such returned Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Prepayment Notice(s) is delivered to the Maker and (B) the lowest Daily Closing Price during the period beginning on the date on which the Notice(s) of Prepayment of Option of Holder Upon Change of Control or the Notice(s) of Prepayment at Option of Holder Upon Event of Default, as the case may be, is delivered to the Maker and ending on the date on which the Void Optional Prepayment Notice(s) is delivered to the Maker; provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.  A holder’s delivery of a Void Optional Prepayment Notice and exercise of its rights following such notice shall not affect the Maker’s obligations to make any payments which have accrued prior to the date of such notice. Payments provided for in this Section 3.5 shall have priority to payments to other creditors and stockholders in connection with a Change of Control.

3.6   Inability to Fully Convert.

(a)      Holder’s Option if Maker Cannot Fully Convert. If, upon the Maker’s receipt of a Conversion Notice, the Maker cannot issue shares of Common Stock for any reason, including, without limitation, because the Maker (x) does not have a sufficient number of shares of Common Stock authorized and available or (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Maker or any of its securities from issuing all of the Common Stock which is to be issued to the Holder pursuant to a Conversion Notice, then the Maker shall issue as many shares of Common Stock as it is able to issue in accordance with the Holder’s Conversion Notice and, with respect to the unconverted portion of this Note, the Holder, solely at Holder’s option, can elect to:

(i)  require the Maker to prepay that portion of this Note for which the Maker is unable to issue Common Stock in accordance with the Holder’s Conversion Notice (the “Mandatory Prepayment”) at a price equal to the Prepayment Price as of such Conversion Date (the “Mandatory Prepayment Price”);

(ii)  void its Conversion Notice and retain or have returned, as the case may be, this Note that was to be converted pursuant to the Conversion Notice (provided that the Holder’s voiding its Conversion Notice shall not effect the Maker’s obligations to make any payments which have accrued prior to the date of such notice); or

(iii)  exercise its Buy-In rights pursuant to and in accordance with the terms and provisions of Section 3.2(c) of this Note.

(b) Mechanics of Fulfilling Holder’s Election. The Maker shall immediately send via facsimile to the Holder and to each of the Other Holders, upon receipt of a facsimile copy of a Conversion Notice from the Holder, which cannot be fully satisfied as described in Section 3.6(a) above, a notice of the Maker’s inability to fully satisfy the Conversion Notice (the “Inability to Fully Convert Notice”). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Maker is unable to fully satisfy such holder’s Conversion Notice; (ii) the amount of this Note which cannot be converted; and (iii) the applicable Mandatory Prepayment Price. The Holder shall notify the Maker of its election pursuant to Section 3.7(a) above by delivering written notice via facsimile to the Maker (“Notice in Response to Inability to Convert”). Maker shall promptly deliver a copy of such Notice in Response to Inability to Convert to each of the Other Holders.

(c) Payment of Prepayment Price. If the Holder shall elect to have its Notes prepaid pursuant to Section 3.6(a)(i) above, the Maker shall pay the Mandatory Prepayment Price to the Holder within three (3) days of the Maker’s receipt of the Holder’s Notice in Response to Inability to Convert;  provided  that prior to the Maker’s receipt of the Holder’s Notice in Response to Inability to Convert the Maker has not delivered a notice to the Holder stating, to the satisfaction of the Holder, that the event or condition resulting in the Mandatory Prepayment has been cured and all Conversion Shares issuable to the Holder can and will be delivered to the Holder in accordance with the terms of this Note.  If the Maker shall fail to pay the applicable Mandatory Prepayment Price to the Holder on the date that is one (1) Trading Day following the Maker’s receipt of the Holder’s Notice in Response to Inability to Convert (including as a result of a dispute as to the determination of the calculation of the Prepayment Price), in addition to any remedy the Holder may have under this Note and the Purchase Agreement, such unpaid amount shall bear interest at the rate of two percent (2%) per month (prorated for partial months) until paid in full. Until the full Mandatory Prepayment Price is paid in full to the Holder, the Holder may (i) void the Mandatory Prepayment with respect to that portion of the Note for which the full Mandatory Prepayment Price has not been paid; (ii) receive back such Note; and (iii) require that the Conversion Price of such returned Note be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Holder voided the Mandatory Prepayment and (B) the lowest Daily Closing Price during the period beginning on the Conversion Date and ending on the date the Holder voided the Mandatory Prepayment.

(d)  Pro-rata Conversion and Prepayment. In the event the Maker receives a Conversion Notice from more than one holder of the Notes on the same day and the Maker can convert and prepay some, but not all, of the Notes pursuant to this Section 3.6, the Maker shall convert and prepay from each holder of the Notes electing to have its Notes converted and prepaid at such time an amount equal to such holder’s pro-rata amount (based on the principal amount of the Notes held by such holder relative to the principal amount of the Notes and Other Notes outstanding) of all the Notes being converted and prepaid at such time.

(e)  No Rights as Stockholder. Nothing contained in this Note shall be construed as conferring upon the Holder, prior to the conversion of this Note, the right to vote or to receive dividends or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Maker or of any other matter, or any other rights as a stockholder of the Maker.

ARTICLE 4

4.1   Covenants. For so long as any Note is outstanding, without the prior written consent of the Requisite Purchasers:

(a)  Compliance with Transaction Documents. The Maker shall, and shall cause its Subsidiaries to, comply with its obligations under this Note, the Other Notes and the other Transaction Documents.

(b)  Payment of Taxes, Etc. The Maker shall, and shall cause each of its Subsidiaries to, promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Maker and the Subsidiaries, except for such failures to pay that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; provided, however , that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Maker or such Subsidiaries shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Maker and such Subsidiaries will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

(c)  Corporate Existence. The Maker shall, and shall cause each of its Subsidiaries to, maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business.

(d)  Investment Company Act. The Maker shall conduct its businesses in a manner so that it will not become subject to the Investment Company Act of 1940, as amended.

(e)  Sale of Collateral; Liens.  From the date hereof until the full release of the security interest in the Collateral, (i) Maker shall not sell, lease, transfer or otherwise dispose of any of the Collateral, or attempt or contract to do so; and (ii) Maker shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Collateral against and take such other action as is necessary to remove, any lien, security interest or other encumbrance on the Collateral (except for the pledge, assignment and security interest created under the Security Agreement and Permitted Liens (as defined in the Security Agreement)); notwithstanding the foregoing, Maker shall be able to take such actions with the Collateral as may be necessary to allow the Maker to be able to enter into a strategic alliance or partnership  (x) with respect to any product candidate other than Tesetaxel in any jurisdiction, (y) with respect to Tesetaxel in any jurisdiction other than the United States, European Union countries, China and Japan (the “Restricted Territories”), and (z) with respect to Tesetaxel in the Restricted Territories only with an unaffiliated Major Pharma Entity (as defined in the Securities Purchase Agreement) whereby the Maker receives an upfront cash payment of at least $15,000,000.

(f)  Financing.  The Maker shall not enter into any capital raising agreement for any securities that rank senior or pari-passu to the G Notes or H Notes.

ARTICLE 5

5.1   Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery, by telecopy, facsimile or electronic transmission to the address(es) or number designated in the Purchase Agreement (if delivered on a Trading Day during normal business hours where such notice is to be received), or the first Trading Day following such delivery (if delivered other than on a Trading Day during normal business hours where such notice is to be received) or (b) on the second Trading Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The Maker will give written notice to the Holder at least ten (10) days prior to the date on which the Maker takes a record (x) with respect to any dividend or distribution upon the Common Stock; (y) with respect to any pro rata subscription offer to holders of Common Stock; or (z) for determining rights to vote with respect to any Change of Control, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Maker will also give written notice to the Holder at least ten (10) days prior to the date on which any Change of Control, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to the Holder prior to such information being made known to the public. The Maker shall promptly notify the Holder of this Note of any notices sent or received, or any actions taken with respect to the Other Notes.

5.2   Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

5.3   Headings. Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

5.4   Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Maker to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Maker (or the performance thereof). The Maker acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Holder and that the remedy at law for any such breach would be inadequate. Therefore the Maker agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available rights and remedies, at law or in equity, to equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

5.5   Enforcement Expenses. The Maker agrees to pay all costs and expenses of enforcement of this Note, including, without limitation, reasonable attorneys’ fees and expenses.

5.6   Binding Effect.  The obligations of the Maker and the Holder set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms herein.

5.7   Amendments.  No provision of the G Notes may be modified or amended on behalf of all of the Holders holding G Notes other than by a written instrument signed by the Maker and the holders of at least 66 2/3% of the combined principal amount of the then outstanding G Notes, including the G Notes that have been issued by way of payment of interest in kind and the G Notes issuable upon exercise of the Debt Warrants; provided that if any of the rights of the Holder under this Note are materially diminished by such waiver or amendment in a manner that is not similar in all material respects to the affect on the rights or obligations of Other Holders holding G Notes under the G Notes, then such waiver or amendment shall not be effective with respect to the Holder without the written consent of the Holder.  The Holder acknowledges that any amendment or modification made in compliance with this Section 5.7 shall be binding on all Holders of the G Notes, including, without limitation, an amendment or modification that has an adverse effect on any or all Holders.  Notwithstanding the foregoing, nothing provided in this Section 5.7 shall limit the Holder’s right to waive or amend any provision of this Note on its own behalf.

5.8   Compliance with Securities Laws. The Holder of this Note acknowledges that this Note is being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder shall not offer, sell or otherwise dispose of this Note in violation of securities laws. This Note and any Note issued in substitution or replacement therefor shall be stamped or imprinted with a legend in substantially the following form:

“THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS.”

5.9   Consent to Jurisdiction. Each of the Maker and the Holder (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York county for the purposes of any suit, action or proceeding arising out of or relating to this Note and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Maker and the Holder consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under the Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 5.9 shall affect or limit any right to serve process in any other manner permitted by law. Each of the Maker and the Holder hereby agree that the prevailing party in any suit, action or proceeding arising out of or relating to this Note shall be entitled to reimbursement for reasonable legal fees from the non-prevailing party.

5.10         Parties in Interest. This Note shall be binding upon, inure to the benefit of and be enforceable by the Maker, the Holder and their respective successors and permitted assigns.

5.11         Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

5.12         Maker Waivers; Dispute Resolution. Except as otherwise specifically provided herein, the Maker and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest and all other demands’ and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or Maker liable for the payment of this Note, AND DO HEREBY WAIVE TRIAL BY JURY.

(a)  No delay or omission on the part of the Holder in exercising its rights under this Note, or course of conduct relating hereto, shall operate as a waiver of such rights or any other right of the Holder, nor shall any waiver by the Holder of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion.

(b)  THE MAKER ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION, AND TO THE EXTENT ALLOWED BY APPLICABLE LAW, HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE.

(c)  In the case of a dispute as to the determination of the Daily Closing Price or the VWCP or the arithmetic calculation of the Conversion Price, any adjustment to the Conversion Price, liquidated damages amount, interest or dividend calculation, or any redemption price, redemption amount, adjusted Conversion Price, or similar calculation, or as to whether a subsequent issuance of securities is prohibited hereunder or would lead to an adjustment to the Conversion Price, the Maker shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Trading Days of receipt, or deemed receipt, of the Conversion Notice, any redemption notice, default notice or other event giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Maker are unable to agree upon such determination or calculation within two (2) Trading Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Maker shall, within two (2) Trading Days submit via facsimile: (a) the disputed determination of the Daily Closing Price or the VWCP to an independent, reputable investment bank selected by the Maker and approved by the Holder, which approval shall not be unreasonably withheld; (b) the disputed arithmetic calculation of the Conversion Price, adjusted Conversion Price or any redemption price, redemption amount or default amount to the Maker’s independent, outside accountant; or (c) the disputed facts regarding whether a subsequent issuance of securities is prohibited hereunder or would lead to an adjustment to the Conversion Price (or any of the other above described facts not expressly designated to the investment bank or accountant), to an expert attorney from a nationally recognized outside law firm (having at least one hundred (100) attorneys and having with no prior relationship with the Maker) selected by the Maker and approved by the Lead Purchaser (as defined in the Purchase Agreement). The Maker, at the Maker’s expense, shall cause the investment bank, the accountant, the law firm, or other expert, as the case may be, to perform the determinations or calculations and notify the Maker and the Holder of the results no later than five (5) Trading Days from the time it receives the disputed determinations or calculations. Such investment bank’s, accountant’s or attorney’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

5.13         Definitions. Capitalized terms used herein and not defined shall have the meanings set forth in the Purchase Agreement.  For the purposes hereof, the following terms shall have the following meanings:

(a)  “Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with another Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote ten percent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(b)  “Daily Closing Price” means, on any particular date: (i) the last trading price per share of the Common Stock on such date during regular trading hours on the principal Trading Market on which the Common Stock is then listed, or if there is no such price on such date, then the last trading price during regular trading hours on such Trading Market on the date nearest preceding such date; or (ii) if the Common Stock is not listed then on a Trading Market, the last trading price for a share of Common Stock in the over-the-counter market during regular trading hours, as reported in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices at the close of business on such date; or (iii) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes on such date, as determined in good faith by the Holder; or (iv) if the Common Stock is not then publicly traded, the fair market value of a share of Common Stock as determined by the Holder and reasonably acceptable to the Maker.

(c)  “Equity Conditions” means, during the period in question: (i) the Maker shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more Conversion Notices of the Holder, if any; (ii) all liquidated damages and other amounts owing to the Holder in respect of this Note shall have been paid; (iii) the Common Stock is trading on a Trading Market and all of the shares issuable pursuant to the Transaction Documents are eligible for trading on a Trading Market (and the Maker believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future); (iv) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents (disregarding any limitations on issuance or conversion contained in such documents); (v) there is then existing no Event of Default or event which, with the passage of time or the giving of notice, would constitute an Event of Default;  and (vi) no public announcement of a pending or proposed Change of Control has occurred.

(d)  “Indebtedness” means: (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps, or other financial products; (c) all capital lease obligations that exceed $50,000 in the aggregate in any fiscal year; (d) all obligations or liabilities secured by a lien or encumbrance on any asset of the Maker, irrespective of whether such obligation or liability is assumed; (e) all obligations for the deferred purchase price of assets, together with trade debt and other accounts payable that exceed $50,000 in the aggregate in any fiscal year; (f) all synthetic leases; (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other person; (h) trade debt; and (i) endorsements for collection or deposit.

(e)  “Investment” means, with respect to any Person, all investments in any other Person, whether by way of extension of credit, loan, advance, purchase of stock or other ownership interest (other than ownership interests in such Person), bonds, notes, debentures or other securities, or otherwise, and whether existing on the Issuance Date or thereafter made, but such term shall not include the cash surrender value of life insurance policies on the lives of officers or employees, excluding amounts due from customers for services or products delivered or sold in the ordinary course of business.

(f)       “Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

(g)  “Tradable” with respect to any shares of Common Stock as of any time means that as of such time :(i) such shares shall be held, or eligible to be held, in an account on behalf of the Holder at the DTC; (ii) there shall be no SEC or judicial stop trade order or trading suspension stop-order or any restriction in place with the transfer agent for the Common Stock with restricting the trading of such Common Stock; and (iii) such shares shall be then eligible under all applicable federal and state securities laws for immediate resale to the public without volume, manner of sale, holding period, prospectus delivery, filing, registration, qualification or other limitations, requirements or restrictions.

(h)  “Trading Day” means (a) a day on which the Common Stock is traded on a Trading Market; or (b) if the Common Stock is not traded on a Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices);  provided, however , that in the event that the Common Stock is not listed or quoted as set forth in (a) or (b) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

(i)       “Trading Market” means the OTC Bulletin Board, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the New York Stock Exchange (“NYSE”), the NYSE Amex Equities or the OTC Markets, Inc., or any successor markets thereto.

(j)  “VWCP” means, for any specified period of consecutive Trading Days, the quotient of: (i) the sum of the individual products, calculated for each Trading Day within such period, of (A) the Daily Closing Price for such Trading Day in such specified period multiplied by (B) the trading volume for the Common Stock for such Trading Day in such specified period as reported by the Trading Market, National Quotation Bureau Incorporated or other reporting organization or agency, as applicable, and (ii) the total aggregate trading volume for the Common Stock for all Trading Days in such specified period, as reported by the Trading Market, National Quotation Bureau Incorporated or other reporting organization or agency, as applicable.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed by its duly authorized officer as of the date first above indicated.

GENTA INCORPORATED

Date:	By:	/s/
Title

EXHIBIT A

WIRE INSTRUCTIONS

Payee:

Bank:

Address:

Bank No.:

Account No.:

Account Name:

FORM OF

NOTICE OF CONVERSION

 (To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $ ________________ of the principal amount of the above Note No. ___ into shares of Common Stock of Genta Incorporated (the “Maker”) according to the conditions hereof, as of the date written below.

Date of Conversion

Applicable Conversion Price

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion: _________________________

Signature
[Name]

Address:

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